TERMINATION, WAIVER AND MUTUAL RELEASE

This Termination, Waiver and Mutual Release (“Agreement”), dated April 7, 2008, is made and entered into by and between Java Universe, LLC, for itself and on behalf of its respective affiliates and related entities or corporations, and these entities’ past and present officers, directors, shareholders, employees, agents, partners, attorneys, insurers, predecessors, successors, and assigns (collectively, hereinafter “Java Universe”) on the one hand, and Java Detour Franchise Corp. (formerly known as Java Detour), a California corporation, for itself and on behalf of its respective affiliates and related entities or corporations, and these entities’ past and present officers, directors, shareholders, employees, agents, partners, attorneys, insurers, predecessors, successors, and assigns (collectively, hereinafter “Java Franchise,” and collectively with “Java Universe,” the “Released Parties”) and solely for purposes of Sections 1 and 7, Java Detour, Inc. (“Java Detour”) on the other hand, with reference to the following facts:

A.           Reference is made to that certain Master Franchise Agreement dated as of March 30, 2007 entered into by and between Java Universe and Java Franchise (collectively, the “Parties”), as amended by that certain extension side letter dated October 2, 2007 and that certain option to extend dated December 31, 2007 (as amended, the “Middle East Franchise Agreement”), pursuant to which Java Franchise granted certain exclusive franchise rights to Java Universe for the Middle East territory, subject to the terms and conditions set forth therein.

B.           Reference is made to that certain Master Franchise Agreement dated as of July 21, 2007 entered into by and between the Parties (the “Southern California Franchise Agreement”), pursuant to which Java Franchise granted certain exclusive franchise rights to Java Universe for the Southern California territory, subject to the terms and conditions set forth therein.

C.           Reference is made to that certain Asset Purchase Agreement of even date herewith entered into by and between Java Universe, JDCO, Inc., a California corporation and parent of Java Franchise (“JDCO”), Java Detour, Elie Samaha and Joseph Merhi (the “Purchase Agreement”), pursuant to which JDCO acquired certain assets from Java Universe, subject to the terms and conditions set forth therein.

D.           In connection with the Purchase Agreement, each of the Parties desire to mutually terminate each of the Middle East Franchise Agreement and the Southern California Franchise Agreement (collectively, the “Terminated Agreements”) and waive, compromise and resolve fully and finally any and all claims and potential disputes, whether known or unknown, which exist or could exist on the Parties behalf against the Released Parties, respectively, related to the Terminated Agreements and the transactions contemplated thereunder.

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

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1.           Termination of the Terminated Agreements.  Each of the Parties hereby agrees to terminate each Terminated Agreement in its entirety effective immediately, and each of the Parties agrees that the amounts described in this Section 1 is fully satisfactory to it and constitutes valid consideration in exchange for the releases set forth in this Agreement.  Upon Closing (as defined in the Purchase Agreement), Java Franchise shall effect an aggregate payment to Java Universe in the amount of Five Hundred Fifty Thousand Dollars ($550,000), payable in shares of common stock, $.001 par value, of Java Detour (“Common Stock”) valued at $1.00 per share, or Five Hundred Fifty Thousand (550,000) shares of Common Stock, such shares to be issued to cover any and all amounts due to Java Universe under the Terminated Agreements.  All shares of Common Stock to be issued to Java Universe under this Section 1 shall be subject to Section 6 of that certain Agency, Co-Occupancy and Operating Agreement dated of even date herewith by and among JDCO, Java Universe, Samaha Foods, Inc. and Demitri Samaha.

2.           Non-Admission of Liability.  The Parties acknowledge that the Released Parties each individually and collectively deny any wrongdoing whatsoever in connection with the Terminated Agreements and the transactions contemplated therein solely for the purpose of waiving potential claims and avoiding the time and expense of litigation.  It is expressly understood and agreed by the Parties that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of any of the Released Parties.

3.           No Filing of Claims.  Each of the Parties represents and warrants that it does not presently have on file, and further represents and agrees to the fullest extent permitted by law that it will not hereafter file, any claims, charges, grievances, actions, appeals or complaints against any of the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions by Released Parties occurring in connection with Terminated Agreements and the transactions contemplated therein.

4.           Mutual Release of All Claims.  Each of the Parties, for itself and its affiliates, successors and assigns, respectively, does hereby waive, release, acquit and forever discharge each and all of the Released Parties, respectively, from any and all claims, actions, charges, complaints, grievances and causes of action (hereinafter collectively referred to as “claims”), of whatever nature, whether known or unknown, which exist or may exist on each of the Parties’ behalf against the Released Parties with respect to any of the Terminated Agreements, respectively, as of the date of this Agreement, including but not limited to the following as they relate to any of the Terminated Agreements: any and all exclusive agency rights, residual rights to compensation, rights to fee tail compensation provided under any of the Terminated Agreements, statutory claims, all claims for injunctive relief, compensatory damages, consequential damages, incidental damages, punitive damages interest, costs, expenses, attorneys’ fees and/or any other type of damages or monetary relief cognizable in law or equity, and any and all claims arising under any federal, state, city and/or other governmental statute, law, regulation or ordinance relating to corporate governance responsibilities or securities, including; provided, however, that nothing in this Agreement shall waive, compromise or otherwise negate the rights, privileges and claims directly provided under this Agreement.

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5.           Mutual Waiver of Unknown Claims.  It is further understood and agreed by each of the Parties that as a condition of this Agreement, each of the Parties hereby expressly waives and relinquishes any and all claims, rights or benefits that it may have but of which it does not know or suspect to exist in its favor at the time of executing this Agreement which if known by it must have materially affected its settlement by such party.  In connection with such waiver and relinquishment, each of the Parties hereby acknowledges that it or its attorneys may hereafter discover claims or facts in addition to, or different from, those which it now knows or believes to exist, but that it expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on its behalf against the Released Parties at the time of execution of this Agreement, including, but not limited to, any and all claims relating to or arising from the Termination Agreements and the transactions contemplated thereunder.  Each of the Parties further acknowledges, understands and agrees that this representation and commitment is essential to the Release Parties, respectively, and that this Agreement would not have been entered into were it not for this representation and commitment.

6.           Investment Representations.  Java Universe represents and warrants that all statements set forth in Exhibit A are true and correct.

7.           Lock-up Restrictions. It is understood that the Common Stock issued to Java Universe hereunder will bear the following legend:

(a)
Java Universe agrees that other than as set forth below, it shall not: (i) sell, assign, exchange, transfer, pledge, distribute or otherwise dispose of (X) any of the Common Stock received by Java Universe pursuant to this Agreement, or (Y) any interest (including, without limitation, an option to buy or sell) in any such Common Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (ii) engage in any transaction in respect of any Common Stock received by Java Universe pursuant to this Agreement or any interest therein, the intent or effect of which is the effective economic disposition of such shares (including, but not limited to, engaging in put, call, short-sale, straddle or similar market transactions) (the foregoing restrictions are referred to herein as “Lock-Up Restrictions”).

(b)	Java Universe’s Common Stock acquired pursuant to this Agreement shall be released from the Lock-Up Restrictions on the date eighteen (18) months after the date such stock is issued.

(c)
The certificates evidencing the Common Stock received by Java Universe pursuant to this Agreement shall bear a legend as set forth below and such legend shall remain during the term of the Lock-Up Restrictions as set forth above:

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“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN THAT TERMINATION, WAIVER AND MUTUAL RELEASE BY AND AMONG JAVA DETOUR FRANCHISE CORP., A CALIFORNIA CORPORATION, SOLELY FOR PURPOSES OF SECTIONS 1 AND 7, JAVA DETOUR, INC., A DELAWARE CORPORATION, AND THE HOLDER HEREOF (THE “TERMINATION AGREEMENT”), AND MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED OR OTHERWISE DISPOSED OF PRIOR TO THAT CERTAIN TIME PERIOD DETAILED IN SECTION 7 OF THE TERMINATION AGREEMENT.  THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) UPON THE EXPIRATION OF THE TIME PERIOD SPECIFIED IN SECTION 7 OF THE TERMINATION AGREEMENT.  A COPY OF THE TERMINATION AGREEMENT IS AVAILABLE FOR YOUR REVIEW AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER.”

8.           Other Representations and Warranties.  Each Party represents and warrants, for itself only, as follows:

(a)	Duly Authorized. The execution, delivery and performance of this Agreement have been duly authorized by all required corporate and limited liability company action.

(b)
No Default.  The execution, delivery and performance of this Agreement, and any other agreement(s) executed in connection herewith, do not contravene, or constitute a default under, any provision of applicable law, or any agreement, judgment, injunction, order, decree or other instrument binding upon the Party.

(c)	Capacity. Each individual signing this Agreement in a representative capacity is duly authorized to enter into, and execute, this Agreement in such capacity.

(d)
Investigation.  Each Party acknowledges that it has not relied upon any inducement or representations made by any other Party to this Agreement, other than those set forth herein, and each Party has made such investigation of the facts pertaining to this Agreement, as it has deemed necessary.

(e)
Legal Advice. Each Party has received independent legal advice from attorneys of its choice with respect to the advisability of making the settlement and release referenced herein and with respect to the advisability of executing this Agreement.

9.           Ownership of Claims.  Each of the Parties represents and warrants that it is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein.  Each of the Parties further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which each of the Parties may have against the Released Parties, respectively.

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10.           Survival of Representations and Warranties.  All representations and warranties contained in this Agreement shall survive termination of this Agreement.

11.           Other Benefits Due.  Each of the Parties understands and agrees that this Agreement is intended to and does bar all claims each of the Parties has or may have for losses, damages, costs, expenses, penalties, attorneys’ fees or any similar claims that each of the Parties could possibly have against the Released Parties, respectively, and that each of the Parties is not entitled to receive and will not claim any right, benefit, or consideration other than what is set forth above in Section 1, above.

12.           Successors and Assigns.  It is expressly understood and agreed by the Parties that this Agreement and all of its terms shall be binding upon the Parties’ respective representatives, executors, administrators, successors and assigns.

13.           Governing Law. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of California.

14.           Consultation with Counsel.  The Parties acknowledge that they have had the opportunity and a reasonable period of time to consult with legal counsel of their choice prior to the execution and delivery of this Agreement, and that they have in fact done so.

15.           Headings.  The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

16.           Integration.  This Agreement constitutes a single, integrated, written contract, expressing the entire agreement between the Parties.  In this regard, the Parties represent and warrant that they are not relying on any promises or representations which do not appear written herein.  The Parties further understand and agree that this Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.

17.           Counterparts.  This Agreement may be executed in one or more counterparts, which may be in the form of a facsimile.  Each signed counterpart shall be enforceable as against any Party who signed it, and all shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Termination, Waiver and Mutual Release on the dates indicated above.

JAVA UNIVERSE, LLC

/s/ Elie Samaha
By: Elie Samaha
Its: Manager

/s/ Joseph Merhi
By: Joseph Merhi
Its: Manager

JAVA DETOUR FRANCHISE CORP.

/s/ Michael Binninger
By: Michael Binninger
Its: Chief Executive Officer

JAVA DETOUR, INC., solely for purposes of
    Sections 1 and 7

/s/ Michael Binninger
By: Michael Binninger
Its: Chief Executive Officer

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Exhibit A

Investment Representations

(a)           Java Universe has received the Agreement and carefully read such Agreement; the decision to acquire Common Stock has been taken solely in reliance upon the information contained in the Agreement, and such other written information supplied by an authorized representative of Java Detour as Java Universe may have requested.  Java Universe acknowledges that all documents, records and books pertaining to this investment have been made available for inspection by Java Universe, its attorneys, accountants and purchaser representatives upon request prior to tendering this Agreement, and that Java Universe has been informed by Java Detour that its books and records will be available for inspection by Java Universe or its agents and representatives at any time, and from time to time, during reasonable business hours and upon reasonable notice.  Java Universe further acknowledges that he (or its advisors, agents and/or representatives) have had a reasonable and adequate opportunity to ask questions of and receive answers from Java Detour concerning the terms and conditions of the acquisition of Common Stock, the nature of Common Stock and the business and operations of Java Detour, and to obtain from Java Detour such additional information, to the extent possessed or obtainable without unreasonable effort or expense, as is necessary to verify the accuracy of the information contained in the Agreement or otherwise provided by Java Detour; all such questions have been answered by Java Detour to the full satisfaction of Java Universe.  Java Universe is not relying upon any oral information furnished by Java Detour or any other person in connection with its investment decision, and in any event, no such oral information has been furnished to Java Universe which is in any way inconsistent with or contradictory to any information contained in the Agreement, or otherwise provided to Java Universe by Java Detour in writing as described above.

(b)           Java Universe is an “accredited investor” as such term is defined in Rule 501 of Regulation D.

(c)           Java Universe: (1) has adequate net worth and means of providing for current financial needs and possible personal contingencies, (2) has no need for liquidity in this investment; and (3) is able to bear the economic risks of an investment in Common Stock for an indefinite period of time, and of losing the entire amount of such investment.

(d)           Java Universe understands and acknowledges that an acquirer of Common Stock must be prepared to bear the economic risk of such investment for an indefinite period because of: (A) the heightened nature of the risks associated with an investment in Java Detour due to its status as a development stage company; (B) illiquidity of Common Stock due to the fact that the Common Stock has not been registered under the 1933 Act or any state securities act (nor passed upon by the Securities & Exchange Commission or any state securities commission), and Common Stock has not been registered or qualified by Java Universe under federal or state securities laws solely in reliance upon an available exemption from such registration or qualification, and hence such Common Stock cannot be sold unless it is subsequently so registered or qualified (which is not likely), or are otherwise subject to any applicable exemption from such registration requirements; and (C) substantial restrictions on the transfer of Common Stock, as set forth in, among other documents, this Agreement and by legend on the face or reverse side of any certificate evidencing an ownership interest in Java Detour.

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(e)           Java Universe has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Common Stock.

(f)           Java Universe understands and acknowledges that an investment in Common Stock is speculative in nature, and involves certain risks.

(g)           Java Universe is not a member of the National Association of Securities Dealers, or of any other self-regulatory agency which would require approval prior to any acquisition of Common Stock.

(h)           Java Universe is acquiring Common Stock for its own investment, and not with a view toward the subdivision, resale, distribution, or fractionalization thereof.  Java Universe does not have any contract, undertaking, arrangement or obligation with or to any person to sell, transfer, or otherwise dispose of Common Stock (or any portion thereof hereby acquired), and has no present intention to enter into any such contract, undertaking, agreement or arrangement.

(i)           The offering of Common Stock was made only through direct, personal communication between the Java Universe (or its representatives) and Java Detour; the acquisition of Common Stock by Java Universe is not the result of any form of general solicitation or general advertising including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or other written communication, or broadcast over television, radio or any other medium; or (ii)  any seminar or meeting to which the attendees had been invited by any general solicitation or general advertising.

(j)           Java Universe has been advised to consult with an attorney regarding legal matters concerning the acquisition and ownership of Common Stock, and with a tax advisor regarding the tax consequences of acquiring such stock.

(k)          Java Universe has not distributed the Agreement, or any other information pertaining to the acquisition of Common Stock hereunder, to anyone other than its representative and/or its investment, legal or accounting advisors in connection with its consideration of an acquisition of Common Stock.

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